Registration Statement

No.333-267025

Filed Pursuant to Rule 433

Follow On offering Investor presentation December 2024

Disclaimers This presentation has been prepared by Equity Bancshares, Inc. (“Equity,” “we,” “us,” “our,” “the Company”) solely for informational purposes based on its own information, as well as information from public sources. This presentation has been prepared to assist interested parties in making their own evaluation of the Company and does not purport to contain all of the information that may be relevant. In all cases, interested parties should conduct their own investigation and analysis of the Company and the data set forth in this presentation and other information provided by or on behalf of the Company. This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, nor shall there be any sale of, any securities of the Company by or to any person in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of under the securities laws of such state or jurisdiction. Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. Except as otherwise indicated, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof. The Company is not making any implied or express representation or warranty as to the accuracy or completeness of the information summarized herein or made available in connection with any further investigation of the Company. The Company expressly disclaims any and all liability that may be based on such information, errors therein or omissions therefrom. Only those representations and warranties contained in an executed agreement containing the terms and conditions of a transaction, if any, shall have any legal effect. Certain of the information contained herein may be derived from information provided by industry sources. The Company believes that such information is accurate and that the sources from which it has been obtained are reliable. The Company cannot guarantee the accuracy of such information, however, and has not independently verified such information. Numbers in the presentation may not sum due to rounding. Additional Information The Company has filed a shelf registration statement (including a base prospectus) (File No. 333-267025) and a preliminary prospectus supplement for the offering to which this communication relates. The sale of shares of common stock in the proposed underwritten offering is being made solely pursuant to such prospectus supplement and accompanying base prospectus. Before you invest, you should read the base prospectus in the registration statement, the preliminary prospectus supplement, and the other documents the Company has filed or will file with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting our website at www.equitybank.com under the “Investors” tab. Alternatively, copies of the preliminary prospectus supplement and the accompanying prospectus relating to the contemplated offering may be obtained when available by contacting Stephens Inc. by telephone at (800) 643-9691 or by email at prospectus@stephens.com.

Forward Looking Statements This presentation contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect the current views of the management of Equity with respect to, among other things, future events and Equity’s financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Equity’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Equity’s control. Accordingly, Equity cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although Equity believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from Equity’s expectations include competition from other financial institutions and bank holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses; and similar variables. The foregoing list of factors is not exhaustive. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Equity’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2024, and any updates to those risk factors set forth in Equity’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Equity’s underlying assumptions prove to be incorrect, actual results may differ materially from what Equity anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Equity does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties arise from time to time and it is not possible for us to predict those events or how they may affect us. In addition, Equity cannot assess the impact of each factor on Equity’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Equity or persons acting on Equity’s behalf may issue. NON-GAAP FINANCIAL MEASURES This presentation contains certain non-GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures, such as tangible book value per share (“TBVPS”), tangible common equity (“TCE”), and tangible assets (“TA”). This supplemental information is not required by or is not presented in accordance with GAAP. Equity’s management uses these non-GAAP financial measures to evaluate its operating performance and provide information that is meaningful to investors. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided at the end of this presentation.

Overallotment Issuer Equity Bancshares, Inc. 15% Option To support its continued growth, including future strategic acquisitions, investments in Equity Bank NYSE Use of EQBK to support organic growth, the potential Symbol Proceeds repayment of existing subordinated debt and for other general corporate purposes Offering Follow-on Lockup Period 60 days Type Security Class A Common Stock Bookrunner Stephens Inc. Base Anticipated $60 million Before Market Open December 3, 2024 Offering Pricing Date Common Stock Offering Summary

Capital Raise to Support Long-Term Growth Objectives $60 million capital raise is primarily intended to bolster Equity’s capital ratios and support growth opportunities, both organic and through strategic acquisitions Pro forma capital ratios in-line with or above peers Equity is a proven and disciplined acquirer – 12 bank acquisitions since 2015 IPO • Established position as consolidator of choice throughout region • Expect wave of consolidation in core markets • History of well-structured transactions

Equity Bancshares, Inc.| NYSE: EQBK Company Overview1 $5.4B $3.6B $4.4B $734M Assets Loans Deposits Market Cap2 8.21% 11.37% 14.78% WICHITA, KS TCE/TA3 CET 1 TRBC Headquarters Strategic Execution Of Acquisitions $5.4B 27.3% C o m p o u n d A n n u a l Gr o w t h R a t e 4 $1.6B $380M SCALE 12 START-UP GROWTH Completed Bank Acquisitions 4 acquisitions 4 acquisitions SINCE IPO 2002 2008 2015 2024 1) As of 9/30/2024. IPO 2) Market Cap as of 11/29/2024.

Our Value Proposition Organic Growth Our guiding principles Strategic Mergers & Acquisitions and commitment to our entrepreneurial spirit Disciplined Credit Standards are part of our longstanding framework for delivering Effective Balance Sheet & Capital Management shareholder value EPS & Tangible Book Value Growth

Leadership Team Brad Elliott Equity Bancshares, Inc. Chairman & CEO Years in Banking: 35 Founded Equity Bank in 2002 2018 EY Entrepreneur of the Year National Finalist 2014 Most Influential CEO, Wichita Business Journal Chris Navratil Chief Financial Officer Years in Banking: 13 Promoted to Chief Financial Officer in August 2023. Previously served as Bank CFO and prior to Equity, spent 7 years within the Financial Institution Audit Practice with Crowe LLP Brett Reber General Counsel Years in Law: 36 Prior to joining Equity Bank, he served as Managing Member of the Wise & Reber, L.C. law firm. Brett has practiced corporate and business law for over 30 years David Pass Chief Information Officer Years in Banking: 23 Previously served in IT leadership positions at UMB Financial Corporation and CoBiz Financial Rick Sems Equity Bank CEO Years in Banking: 24 Announced as Equity Bank CEO in May 2024. Joined Equity Bank as President in May 2023. Prior to joining, Rick served as Chief Banking Officer of First Bank in St. Louis and President & CEO of Reliance Bank Julie Huber Chief Operating Officer Years in Banking: 34 Announced as Chief Operating Officer in May 2024. Served in variety of leadership roles in her time at Equity Bank including overseeing our operations, hr, compliance functions and sales and training, and has managed the integration process for each acquisition Krzysztof Slupkowski Chief Credit Officer Years in Banking: 11 Promoted to Chief Credit Officer in September 2023. Served as Metro Market CCO since 2018, previously served in various credit function at Commerce Bancshares Ann Knutson Chief Human Resources Officer Years in Banking: 16 Previously served in human resource leadership positions at Bank Five Nine and Summit Credit Union

Record of M&A Execution

Robust Acquisition Opportunities Over 950 banks with assets less than $2B in our operating footprint and potential markets of expansion

Offering Expected to Strengthen Capital Ratios Tangible Common Equity / Tangible Assets1 Tier 1 Leverage Ratio CET1 Capital Ratio

Commitment to Delivering Shareholder Value Total Shareholder Return Since IPO (11/10/2015) 5-Year Total Shareholder Return

Strong Core deposit Franchise

Cost of Total Deposits Proxy Peers EQBK Favorable Yield / Cost Profile Compared to Peers

Diversified Loan Portfolio Loan Mix Total Loans & Yield on Loans 7.11% 6.39% 5.00% 4.77% 4.98% $3.6B $3.2B $3.3B $3.3B $2.6B Commercial and industrial 19% 2020 2021 2022 2023 Q3 2024 Commercial real estate Residential 40% real estate 16% Total Classified Assets Real estate $48.9M construction 13% Total Classified Assets / Total Bank Regulatory Capital Agricultural 8.32% real estate 7% Net Charge-offs YTD Annualized / Average Loans Consumer 0.13% 2% Agricultural 3%

credit concentration

asset quality trends - quarterly

Non-GAAP Reconciliations

non-gaap reconciliations

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